UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 22, 2013

SAVOY ENERGY CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Nevada	001-34710	26-0429687
(State or Other Jurisdiction	(Commission File No.)	(I.R.S. Employer
of Incorporation)		Identification No.)

2100 West Loop South, Ste. 900, Houston, Texas	77027
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:	(713) 243-8788

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 OTHER EVENTS.

In December 2012, Arthur B. Bertagnolli, Savoy Energy Corporation’s (the “Company’s”) President and CEO, personally filed a lawsuit against Carebourn Partners, LLP (“Carebourn”) for breach of contract regarding the default in payments on certain notes purchased by Carebourn.

In their answer to the original petition, Carebourn filed counterclaims against both Mr. Bertagnolli personally, as well as claims against the Company.  Because of the conflict of interest created by these claims, separate Counsel has been retained to independently represent the interests of the Company and Mr. Bertagnolli, and the Company has filed answers to such claims.  Counsel has advised that although the Company and Mr. Bertagnolli believe the counter-claims are meritless, the conflict of interest created by the claims prohibit the execution of any management representation letters necessary for any future periodic filings of the Company until the lawsuits have been resolved.

The Company believes that moving forward it may be unable to pay its debts as they become due.  Currently, the Company is dependent on funding from third-parties including the amount loaned by ASL Energy Corp. (“ASL”) to support its ongoing operations.  ASL is currently owed $37,500 for monies lent to the Company, notwithstanding additional amounts outstanding to ASL under certain other convertible promissory notes. With the recent departure of ASL from involvement with the Company, there can be no assurance that sufficient funds will continue to be available to the Company on favorable terms, if at all, to enable the Company to continue its business operations, maintain its Securities and Exchange Commission filings and pay its debts as they become due.

In the event the Company is unable to raise additional funds moving forward, the Company would be forced to abandon its current business activities, to sell a substantial portion of its assets, and/or to seek bankruptcy protection.  Consequently, the Company has retained a bankruptcy attorney to advise the Company regarding its rights in bankruptcy and its potential filing for bankruptcy protection.

The Company may also be forced to file a Form 15 with the Securities and Exchange Commission to suspend the Company’s filing obligations with the SEC.  As a result, publicly available information regarding the Company, its operations and results of operations moving forward could be limited.  Further, the Company’s restricted securities could be ineligible to be sold pursuant to Rule 144 as the Company is a former “shell company”.  As a result of the above, the Company’s common stock could have less liquidity or become worthless.

In addition to ceasing filings with the Securities and Exchange Commission and/or seeking bankruptcy protection, the Company is considering potential acquisition or merger opportunities.  A merger and/or acquisition with a separate company or companies may result in the issuance of a substantial number of new shares of common or preferred stock resulting in substantial dilution to our then current shareholders and/or a change in the majority shareholders.  New majority shareholders would be able to change the composition of the Board of Directors, replace current management, and/or change the Company’s business focus.  No assurances can be made regarding the success of a change in business focus or the success of new management to properly manage the direction of the Company.

Holders of the Series A Preferred Stock (currently only Mr. Bertagnolli) have the right to approve a merger/acquisition, to approve the sale of all or substantially all of the Company’s assets and operations, and to elect members of the board of directors, all without the need for further shareholder approval (subject to required Information Statement filings and mailings as applicable and required under the rules and regulations of the SEC).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SAVOY ENERGY CORPORATION

DATE: February 22, 2013	By:	/s/ Arthur Bertagnolli
Arthur Bertagnolli
President and Chief Executive Officer